Exhibit 99.1

Assurant Names Dimitry DiRienzo Chief Accounting Officer and Controller

NEW YORK, September 14, 2020 - Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced that Dimitry DiRienzo has been named senior vice president, chief accounting officer and controller. He will report to Richard Dziadzio, executive vice president, chief financial officer.
“Dimitry’s extensive and diverse financial background provides a depth of experience that will be highly valued and leveraged across our global organization,” said Dziadzio. “I look forward to his partnership as he leads our global accounting team.”
DiRienzo will manage the company’s global accounting functions, including financial reporting, controls and operations. Additionally, he will lead the development and management of practices, systems and internal controls across the company’s accounting function.
Joining Assurant from Chubb Limited, he most recently served as chief financial officer of IT and Operations. Prior to that, DiRienzo was deputy chief financial officer of its overseas operations. He also held several other leadership roles during his 13-year tenure at Chubb, including chief auditor, and senior vice president, Controller for Chubb Life. He began his career at PricewaterhouseCoopers LLP as an associate and last worked for the company as a senior manager in Audit.

DiRienzo holds a Bachelor of Science degree in Accounting from Drexel University LeBow College of Business and is a certified public accountant.
About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.
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Media Contact:
Linda Recupero
Senior Vice President, Enterprise Communication
201.519.9773
linda.recupero@assurant.com
Investor Relations Contacts:

Suzanne Shepherd
Senior Vice President, Investor Relations
201.788.4324
suzanne.shepherd@assurant.com
Sean Moshier
Assistant Vice President, Investor Relations
914.204.2253
sean.moshier@assurant.com